Exhibit 99.1

GSI Technology, Inc. Reports Second-Quarter Fiscal 2013 Results

SUNNYVALE, Calif.--(BUSINESS WIRE)--October 25, 2012--GSI Technology, Inc. (Nasdaq: GSIT) reported net income of $1.1 million, or $0.04 per diluted share, on net revenues of $16.0 million for its second fiscal quarter ended September 30, 2012, compared to net income of $1.7 million, or $0.06 per diluted share, on net revenues of $20.8 million in the comparable period a year ago. In the prior quarter ended June 30, 2012, the Company earned $920,000, or $0.03 per diluted share, on net revenues of $16.8 million.

For the six months ended September 30, 2012, net income was $2.1 million, or $0.07 per diluted share, on net revenues of $32.8 million, compared to net income of $4.9 million, or $0.16 per diluted share, on net revenues of $43.8 million in the first six months of fiscal 2012. Gross margin was 42.6% compared to 43.9% in the comparable period of fiscal 2012.

“Second-quarter net revenues, which came in at the low end of our July forecast, again reflected softness in orders from our top three customers, each of which does business in Europe, where ongoing economic turmoil has adversely affected capital spending for network equipment manufactured by our customers. Although difficult to quantify, we believe that second quarter revenues, like net revenues in previous quarters, also were adversely affected by uncertainty surrounding our pending patent litigation with Cypress Semiconductor Corp.,” said Lee-Lean Shu, Chairman and Chief Executive Officer. “On the other hand, gross margin of 45.0% — compared to 43.6% a year ago and 40.3% in the prior quarter — was at the top end of our target range and considerably better than what we had forecasted three months ago, primarily due to an unexpected shift in product mix to a greater percentage of higher-ASP, higher-margin products. This improvement should not be viewed as a trend for, as we've noted in the past, product mix fluctuates significantly and is difficult to predict on a quarter-to-quarter basis.”

Second-quarter direct and indirect sales to Cisco Systems were $4.9 million, or 30.6% of net revenues, compared to $4.1 million, or 24.2% of net revenues, in the prior quarter, and $7.9 million, or 38.0% of net revenues, in the same period a year ago. Military/defense sales, which vary considerably from quarter to quarter, were 7.4% of shipments compared to 11.9% of shipments in the prior quarter and 10.0% of shipments in the comparable period a year ago. SigmaQuad sales were 33.9% of shipments compared to 38.0% in the prior quarter and 35.4% in the second quarter of fiscal 2012.

Second-quarter operating income was $1.5 million, or 9.4% of net revenues, compared to $880,000, or 5.2% of net revenues, in the prior quarter, and $1.9 million, or 9.2% of net revenues, a year ago.

Total operating expenses were $5.7 million compared to $5.9 million in the prior quarter and $7.1 million in the second quarter of fiscal 2012. Second-quarter research and development expense was $2.9 million compared to $2.8 million in the prior quarter and $2.7 million a year ago. Second-quarter selling, general and administrative expense of $2.8 million included $323,000 in litigation-related expenses, compared to SG&A of $3.0 million in the prior quarter, when litigation-related expenses were $455,000; a year ago, SG&A of $4.4 million included $1.9 million in litigation-related expenses. These litigation-related expenses are primarily associated with a patent infringement proceeding pending before the United States International Trade Commission (the “ITC”) which was instituted in response to a complaint filed by Cypress Semiconductor Corp. in June 2011, and a related antitrust lawsuit filed by GSI against Cypress in July 2011. As described in more detail in a separate announcement, the administrative law judge in the ITC proceeding issued his initial determination on October 25, 2012 finding no violation of applicable law by GSI or the other respondents with respect to any of the four patents that Cypress had claimed were infringed.

Second-quarter fiscal 2013 net income included interest and other income of $131,000 and a provision for income taxes of $505,000 compared to interest and other income of $136,000 and a provision for income taxes of $96,000 in the prior quarter; in the second quarter of fiscal 2012, net income included $99,000 in interest and other income and a provision for income taxes of $348,000.

Total second-quarter pre-tax stock-based compensation expense was $560,000 compared to $562,000 in the prior quarter and $515,000 in the comparable quarter a year ago.

At September 30, 2012, the Company had $67.1 million in cash, cash equivalents and short-term investments, $26.1 million in long-term investments, $91.7 million in working capital, no debt, and stockholders’ equity of $129.2 million.

Stock Repurchase Program

On November 6, 2008, the Board of Directors authorized the repurchase, at management’s discretion, of up to $10 million of the Company’s common stock. On January 26, 2012, the Board of Directors adopted a new program authorizing the repurchase of up to an additional $10 million of common stock. Under the expanded repurchase program, the Company may repurchase shares from time to time on the open market or in private transactions. The specific timing and amount of the repurchases will be dependent on market conditions, securities law limitations and other factors. The repurchase program may be suspended or terminated at any time without prior notice. During the quarter ended September 30, 2012, the Company repurchased 286,232 shares at an average cost of $4.68 per share. To date, the Company has repurchased a total of 3,533,792 shares at an average cost of $3.86 per share for a total cost of $13.6 million.

Outlook for Third-Quarter Fiscal 2013

We currently expect net revenues in the third quarter of fiscal 2013 to be in the range of $15.0 million to $16.0 million, with gross margin of approximately 43%.

Conference Call

GSI Technology will review its financial results for the quarter ended September 30, 2012 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) on October 26, 2012. To listen to the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the start time and provide conference ID 48673529. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Sunnyvale, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; and the patent infringement litigation currently pending against the Company, including the costs associated with the defense of the litigation. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2012	2012	2011	2012	2011

Net revenues	$16,010	$16,783	$20,783	$32,793	$43,831
Cost of goods sold	8,806	10,018	11,725	18,824	24,596

Gross profit	7,204	6,765	9,058	13,969	19,235

Operating expenses:

Research & development	2,872	2,838	2,698	5,710	5,337
Selling, general and administrative	2,826	3,047	4,447	5,873	7,846
Total operating expenses	5,698	5,885	7,145	11,583	13,183

Operating income	1,506	880	1,913	2,386	6,052

Interest and other income, net	131	136	99	267	245

Income before income taxes	1,637	1,016	2,012	2,653	6,297
Provision (benefit) for income taxes	505	96	348	601	1,361
Net income	$1,132	$920	$1,664	$2,052	$4,936

Net income per share, basic	$0.04	$0.03	$0.06	$0.08	$0.17
Net income per share, diluted	$0.04	$0.03	$0.06	$0.07	$0.16

Weighted-average shares used in computing per share amounts:

Basic	27,133	27,361	28,880	27,246	28,819
Diluted	27,929	27,963	29,894	27,946	30,182

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2012	2012	2011	2012	2011

Cost of goods sold	$87	$90	$83	$177	$159
Research & development	291	283	258	574	511
Selling, general and administrative	182	189	174	371	355
	$560	$562	$515	$1,122	$1,025

Litigation related expenses included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2012	2012	2011	2012	2011

Selling, general and administrative	$323	$455	$1,933	$778	$2,715

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	September 30, 2012	March 31, 2012
Cash and cash equivalents	$34,844	$31,634
Short-term investments	32,239	27,044
Accounts receivable	8,637	10,579
Inventory	17,341	16,725
Other current assets	8,279	9,205
Net property and equipment	11,701	12,806
Long-term investments	26,088	33,497
Other assets	1,802	1,627
Total assets	$140,931	$143,117

Current liabilities	$9,663	$12,503
Long-term liabilities	2,114	1,835
Stockholders' equity	129,154	128,779
Total liabilities and stockholders' equity	$140,931	$143,117

CONTACT:
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802
or
Silverman Heller Associates
Philip Bourdillon/Gene Heller
310-208-2550